EXHIBIT F-4

                   [Letterhead of Joseph L. Lakshmanan, Esq.]



                               September 24, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Ameren Corporation, et al.
          Form U-1 Application-Declaration
          (File No. 70-10220)

Ladies and Gentlemen:

     I refer to the Form U-1 Application/Declaration, as amended, in the above-referenced proceeding (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren"), a Missouri corporation, its indirect wholly-owned non-utility subsidiary, Ameren Energy Fuels and Services Company ("Ameren Fuels"), an Illinois corporation, and Illinois Power Company ("Illinois Power"), an Illinois corporation (the "Applicants"). Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

     In the Application, Ameren is seeking authorization under the Act to acquire the Common Shares and Preferred Shares of Illinois Power from Illinova Corporation ("Illinova"), an Illinois corporation and the parent company of Illinois Power (the "Transaction"). Ameren is also requesting findings by the Commission that would permit it to retain all of Illinois Power's existing direct and indirect non-utility subsidiaries and investments and to retain the combined gas utility properties of Illinois Power, Union Electric Company, Central Illinois Public Service Company and Central Illinois Light Company as an additional integrated public-utility system.

     In the Application, the Applicants are also requesting that the Commission approve a number of related transactions, of which the following are pertinent to this opinion (the "Related Transactions"):

          (i) the acquisition by Ameren from time to time during the Authorization Period of up to $300 million (principal or face amount) of the outstanding long-term debt securities and/or shares of preferred stock of Illinois Power or any subsidiary of Illinois Power;

          (ii) the issuance of short-term debt securities (i.e., maturities of less than one year) by Illinois Power in an aggregate amount which, when added to borrowings by Illinois Power from Ameren and/or borrowings by


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     Illinois Power under the Utility Money Pool at any time outstanding during the Authorization Period, will not exceed $500 million;

          (iii) the entering into and performance by Illinois Power of its obligations under the Ameren Utility Money Pool Agreement;

          (iv) to the extent not exempt under Rule 52(a), the entering into and performance by Illinois Power of Interest Rate Hedges and Anticipatory Hedges; and

          (v) the organization and acquisition by Illinois Power of the common stock or other equity securities of one or more Financing Subsidiaries formed exclusively for the purpose of facilitating the issuance of long-term debt or equity securities, the issuance to and acquisition by any Financing Subsidiary of Notes evidencing the loan of financing proceeds by any Financing Subsidiary to Illinois Power, and the rendering of services by Illinois Power to any Financing Subsidiary at market prices.

     I have acted as counsel for Illinois Power in connection with the Application and, as such counsel, I am familiar with the corporate proceedings taken by Illinois Power, Illinova and Dynegy Inc. ("Dynegy") in connection with the Transaction and the Related Transactions, as described in the Application. I have examined the Application and the exhibits thereto, the Amended SPA, and originals, or copies certified to my satisfaction, of such corporate records of Illinois Power, Illinova and Dynegy, certificates of public officials, certificates of officers and representatives of Illinois Power, Illinova and Dynegy, and other documents as I have deemed it necessary to examine as a basis for the opinions hereafter expressed.

     Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event that the Transaction and the Related Transactions are consummated in accordance with the Application:

               1. All state laws applicable to the Transaction and Related Transactions will have been complied with by Illinois Power, Illinova and Dynegy.

               2. Illinois Power and Illinova are each validly organized and duly existing under the laws of the State of Illinois.

               3. The Common Shares and the Preferred Shares to be acquired in the Transaction are validly issued, fully paid and nonassessable, and Ameren, as the holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in the Amended and Restated Articles of Incorporation, as amended, of Illinois Power, and the short-term debt securities to be issued by Illinois Power will be valid and binding obligations of Illinois Power in accordance with their terms.


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               4. The consummation of the Transaction and Related Transactions will not violate the legal rights of the holders of any securities issued by Illinois Power.

     The opinions expressed above are subject to the following further assumptions and conditions:

          a. The authorizations and approvals of the Transaction by the Boards of Directors of Ameren, Illinova and Dynegy, and, to the extent required, the authorizations and approvals of the Related Transactions by the Boards of Directors and shareholders of each of the Applicants shall have been adopted and remain in full force and effect;

          b. All required approvals, authorizations, consents, certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Related Transactions, to the extent that such requirements are applicable to Illinois Power, shall have been obtained or made, as the case may be, and shall remain in effect (including the approval and authorization of the Commission under the Act, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, and the rules and regulations thereunder, and the Illinois Commerce Commission under the applicable laws of the State of Illinois), and the Related Transactions shall have been accomplished in accordance with all such required approvals, authorizations, consents, certificates, orders, filings and registrations, to the extent that such requirements are applicable to Illinois Power;

          c. The Commission shall have duly entered an appropriate order or orders with respect to the Transaction and Related Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder;

          d. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder shall have expired;

          e. Illinois Power shall have obtained all authorizations, approvals, consents, waivers and releases, if any, required for the Related Transactions under all applicable laws and governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits;

          f. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein;

          g. The Transaction and the Related Transactions, to the extent that Illinois Power, Illinova or Dynegy is a party to them, shall have been consummated as described in the Application and all legal matters incident thereto shall be satisfactory to me;


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          h. I am a member of the Bar of the State of Illinois and do not express any opinion herein concerning any law other than the laws of the State of Illinois and the Federal law of the United States of America, as applicable to Illinois Power, Illinova and Dynegy. A copy of this opinion is being delivered to Steven R. Sullivan, Senior Vice President Governmental/Regulatory Policy, General Counsel and Secretary of Ameren, who, in rendering his opinion of even date herewith to the Commission, is hereby authorized to rely upon the opinions expressed herein, for the limited purpose of rendering his opinion to the Commission, to the same extent as if this opinion had also been addressed directly to him;

          i. Each person who signed the agreements or other documents executed or delivered by Illinova or Dynegy in connection with the Transaction was, at the time of such signing, duly authorized qualified, and acting on behalf of Illinova or Dynegy, as applicable, and each such person's signatures appearing on such agreements or other documents are genuine, and each such person's titles are correctly stated; and

          j. As to various questions of fact material to such opinions I have, when relevant facts were not independently established, relied upon certificates by officers of Illinois Power, Illinova and Dynegy and other appropriate persons and statements contained in the Application.

     This opinion is given as of the date hereof. To the extent that this opinion speaks to matters occurring after the date hereof, I have assumed that they will occur under the conditions listed above. To the extent that these matters occur under conditions involving facts and circumstances that differ from those listed above, this opinion may not be relied upon. I undertake no obligation to amend or supplement this opinion in the event any laws change after the date of this letter, nor in the event I become aware after the date of this letter of any facts that might affect the opinions set forth herein.

     I hereby consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and, except as indicated in paragraph h. above, it may not be used or relied upon by the Commission for any other purpose or by any other person or entity, without in each instance my prior written consent. This opinion is expressly limited to the matters set forth above, and I render no opinion, whether by implication or otherwise, as to any other matters.


                                             Very truly yours,


                                             /s/ Joseph L. Lakshmanan